UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 24, 2012

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

730 STOCKTON DRIVE, EXTON, PENNSYLVANIA		19341
(Address of Principal Executive Offices)		(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On September 24, 2012, ViroPharma Biologics, Inc., a wholly owned subsidiary of ViroPharma Incorporated, (“ViroPharma Biologics”) terminated its Strategic Supply Agreement (the “2010 Agreement”) with Biotest Pharmaceuticals Corporation (“Biotest”) and entered into the 2012 Strategic Supply Agreement (the “2012 Agreement”) with Biotest pursuant to which ViroPharma Biologics will purchase specified annual quantities of U.S. source plasma from Biotest at specified prices. ViroPharma Biologics needs an adequate supply of plasma in order to manufacture Cinryze. ViroPharma Biologics has requested that Biotest construct and operate four additional plasma collection centers, instead of the two additional plasma collections centers set forth in the 2010 Agreement.

If ViroPharma Biologics requires plasma in addition to the plasma provided under the 2012 Agreement plus a specified amount, then Biotest will have a right of first refusal to supply the additional plasma to ViroPharma Biologics. The purchase commitment for 2012 is approximately $11 million, which includes purchases made during 2012 under the 2010 Agreement, and the purchase commitment for 2013 is approximately $27 million, subject to purchase price discounts, annual adjustments to the purchase price based on market conditions and changes in the consumer price index. Beginning in 2014, the annual purchase commitment will range between approximately $40 million and $44 million, subject to purchase price discounts, annual adjustments to the purchase price based on market conditions and changes in the consumer price index.

Pursuant to the 2010 Agreement, Biotest opened three plasma collection centers in the United States (the “Initial Centers”) and ViroPharma Biologics provided funding for such Initial Centers, a portion of which was non-refundable, to develop and open the Initial Centers. The Initial Centers are open and fully licensed by the United States Food and Drug Administration (the “FDA”) and the European Medicines Agency (the “EMA”). ViroPharma Biologics had the right to acquire the Initial Centers on pre-specified economic terms as further set forth in the 2010 Agreement.

Over the course of the next three years, pursuant to the terms of the 2012 Agreement, Biotest has committed to open four additional new plasma collection centers in the United States (the “New Centers”) and ViroPharma Biologics will have the right to acquire the Initial Centers and the New Centers on pre-specified economic terms as further set forth in the 2012 Agreement. ViroPharma Biologics will provide Biotest with funding, a portion of which is non-refundable, to develop and open the New Centers, pursuant to the terms of the 2012 Agreement.

The 2012 Agreement expires on December 31, 2017 (the “Initial Term”), unless sooner terminated in accordance with its terms but may be renewed for additional terms provided either party notifies the other in writing at least eighteen (18) months prior to the end of the Initial Term and the other party agrees to renew the 2012 Agreement. Either party may terminate the 2012 Agreement upon written notice if the other party is in material breach of any provision thereof, subject to applicable cure periods as well as in the event of bankruptcy or similar proceeding relating thereto. Subject to Biotest’s ability to mitigate damages, in the event ViroPharma Biologics is in default of its payment obligation under the 2012 Agreement, ViroPharma Biologics will be liable to purchase the minimum quantities of plasma specified under the Agreement for the balance of the term.

The Agreement also contains normal and customary representations and warranties and each party agrees to indemnify the other party for losses incurred as a result of the other party’s negligence.

ViroPharma Incorporated intends to file a copy of the 2012 Agreement as an exhibit to the Company’s quarterly report on Form 10-Q for the third quarter of 2012.

Item 1.02	Termination of a Material Definitive Agreement

See Item 1.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: September 25, 2012	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary